UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 29, 2008

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2008, Conexant Systems, Inc. (the "Company") executed an agreement (the "Artusi Agreement") (which became effective on April 29, 2008) with Daniel A. Artusi, pursuant to which Mr. Artusi’s service as President and Chief Executive Officer of the Company ceased effective as of April 14, 2008 and Mr. Artusi became a non-executive employee of the Company, which position he held through April 25, 2008.

Pursuant to the Artusi Agreement, the Company elected to terminate Mr. Artusi’s employment as President and Chief Executive Officer with the Company per section 8(b)(ii) of the original employment agreement between Mr. Artusi and the Company dated June 21, 2007 (the "2007 Agreement"). Mr. Artusi will receive certain compensation and benefits that Mr. Artusi is entitled to receive pursuant to the 2007 Agreement (a description of which is included in the Company’s proxy statement for its 2008 Annual Meeting of Shareowners and incorporated herein by reference) as a result of his termination "without cause" (as defined in the 2007 Agreement) from the Company. Pursuant to his employment agreement, Mr. Artusi will receive a lump sum separation payment in full and final settlement of matters relating to his employment with the Company of $2,716,438, which payment will be paid within 30 days of April 25, 2008. In addition, all of Mr. Artusi’s stock options and shares of non-performance based restricted stock will vest and all vested stock options may be exercised for two years from the date of termination, after which time all of his stock options will expire.

In addition, Mr. Artusi is restricted from competing with the Company or soliciting employees or customers of the Company, which provisions will apply to Mr. Artusi until April 25, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

April 29, 2008	By:	Mark D. Peterson

Name: Mark D. Peterson
Title: Senior Vice President, Chief Legal Officer and Secretary